Exhibit 10.45

SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Settlement Agreement and General Release (the “Settlement Agreement”) is made by and between Graham M. Mosley, on behalf of himself, his agents, assignees, successors, heirs, executors, administrators, beneficiaries, trustees and power of attorney (collectively, “Mosley”), and NYIAX, Inc., including on behalf of founders Carolina Abenante and Marc Grinbaum, its current and former officers, directors, affiliates, subsidiaries, insurers, successors and assigns (individually and collectively “NYIAX”). Mosley and NYIAX shall be collectively referred to herein as the “Parties.”

WHEREAS, Mosley filed an arbitration claim against NYIAX with the American Arbitration Association (“AAA”), entitled Graham Mosley v. NYIAX, Inc., AAA No. Case No. 01-17-0002-7874 (the “Arbitration”);

WHEREAS, under and subject to the terms of the Founder Restricted Stock Purchase Agreement, dated April 19, 2016 (the “RSP Agreement”), Mosley purchased 1,500,759 shares of NYIAX’s common stock at par value $0.0001 per share, for an aggregate purchase price of $150.07, and 45,927 of those shares vested as of April 19, 2016, and the remaining 1,454,832 shares were subject to certain vesting and right of repurchase options in the RSP Agreement. At the time of the grant of all of those shares, Mosley duly executed appropriate documentation for election pursuant to Section 83(b) of the Internal Revenue Code of 1986, which Mosley provided to the IRS. NYIAX has no knowledge of and makes no representation as to the receipt or acceptance of Mosley’s Section 83(b) filing by the IRS.

WHEREAS, on December 18, 2017, the Parties participated in a mediation session with Carol Wittenberg at JAMS (the “Mediation”);

WHEREAS, as a result of the Mediation, the Parties agreed to settle the Arbitration and any and all matters and disputes between them, with the material terms of their agreement set forth in the document entitled “Settlement Term Sheet,” which was signed by the Parties on December 18, 2017 and is incorporated herein; and

WHEREAS, the Parties have determined that it is in their mutual interests to resolve and settle any and all matters and disputes between them, including those in the Arbitration.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged hereby, and in consideration of the mutual covenants and undertakings set forth herein, the Parties agree as follows:

1.	Mutual General Release

1.1 Mosley fully and forever releases, relieves, waives, relinquishes, and discharges NYIAX from all actions, causes of action, suits, debts, dues, liabilities, obligations, costs, expenses, sums of money, controversies, accounts, reckonings, liens, bonds, bills, specialties, covenants, contracts, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands of any kind whatsoever, at law or in equity, direct or indirect, known or unknown, discovered or undiscovered, which he had or now has against NYIAX arising out of, by reason of, or relating in any way whatsoever to any matter, cause or thing from beginning of the world to the date on which he executes this Settlement Agreement, including, but not limited to, (i) those arising directly or indirectly from his employment with NYIAX and the terms and conditions of such employment, or the separation therefrom; (ii) claims arising under federal, state or local laws, statutes, constitutions, regulations, rules, ordinances or orders, including, but not limited to, claims under the New York Executive Law § 290 et seq; New York City Administrative Code § 8-107 et seq.; New York Labor Law § 190 et seq.; New York Labor Law § 740; Title VII of the Civil Rights Act of 1964; the Family and Medical Leave Act of 1993; the Americans with Disabilities Act of 1990; 42 U.S.C. § 1981; and the Sarbanes-Oxley Act, 18 U.S.C. § 1514A; and (iii) any other common law or statutory claim whatsoever, whether for wages, stock, options, bonuses or incentive compensation owed, damages, breach of contract, breach of the implied covenant of good faith and fair dealing, defamation, constructive or wrongful discharge, discharge in violation of public policy, promissory estoppel, whistleblower protection, intentional or negligent infliction of emotional distress, assault, battery, fraud, costs, attorneys’ fees, expenses or otherwise, arising prior to or at the time of the signing of this Settlement Agreement. Notwithstanding the above release of claims, Mosley does not release or waive his right to enforce this Settlement Agreement or his rights or entitlement to indemnification under any NYIAX policy, practice or insurance policy.

1.2 NYIAX fully and forever releases, relieves, waives, relinquishes, and discharges Mosley from all actions, causes of action, suits, debts, dues, liabilities, obligations, costs, expenses, sums of money, controversies, accounts, reckonings, liens, bonds, bills, specialties, covenants, contracts, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands of any kind whatsoever, at law or in equity, direct or indirect, known or unknown, discovered or undiscovered, which it had or now has against Mosley arising out of, by reason of, or relating in any way whatsoever to any matter, cause or thing from beginning of the world to the date on which it executes this Settlement Agreement, including, but not limited to, those arising directly or indirectly from any decision or conduct by Mosley, including, but not limited to, (i) those arising directly or indirectly from his employment with NYIAX and the terms and conditions of such employment; (ii) claims arising under federal, state or local laws, statutes, constitutions, regulations, rules, ordinances or orders, including, but not limited to, claims under the New York Executive Law § 290 et seq; New York City Administrative Code § 8-107 et seq.; New York Labor Law § 190 et seq.; New York Labor Law § 740; Title VII of the Civil Rights Act of 1964; the Family and Medical Leave Act of 1993; the Americans with Disabilities Act of 1990; 42 U.S.C. § 1981; and the Sarbanes-Oxley Act, 18 U.S.C. § 1514A; and (iii) any other common law or statutory claim whatsoever, whether for wages, stock, options, bonuses or incentive compensation owed, damages, breach of contract, breach of the implied covenant of good faith and fair dealing, defamation, promissory estoppel, whistleblower protection, intentional or negligent infliction of emotional distress, assault, battery, fraud, costs, attorneys’ fees, expenses or otherwise, arising prior to or at the time of the signing of this Settlement Agreement. Notwithstanding the above release of claims, NYIAX does not release or waive its right to enforce this Settlement Agreement or its rights or entitlement to indemnification by Mosley under any NYIAX policy, practice or insurance policy.

2.	Consideration

2.1 The Parties agree that Mosley purchased 1,500,759 shares of NYIAX’s common stock at par value $0.0001 per share, for an aggregate purchase price of $150.07, of which 45,927 shares vested as of April 19, 2016, and the remaining 1,454,832 shares were subject to certain vesting and right of repurchase options. The Parties further agree in furtherance of this Settlement Agreement that, at the time of the grant of all of those shares, Mosley duly executed appropriate documentation for election pursuant to Section 83(b) of the Internal Revenue Code of 1986, which Mosley provided to the IRS. It is hereby acknowledged that the 850,000 NYIAX shares to be allocated to Mosley as part of this Settlement Agreement are derived from the original 1,454,832 of the granted and purchased shares.

2.2 NYIAX acknowledges that, upon the execution of this Settlement Agreement, Mosley will be the owner of 850,000 shares of common stock of NYIAX. Within ten (10) business days of the close of PPM3 (the current round of fundraising) or any “Financial Event” (as defined below), NYIAX shall cause a certificate of stock ownership to be issued to Mosley for 850,000 shares of NYIAX common stock and Mosley agrees to execute any Stock Exercise Power or other document(s) which are necessary in order to issue such shares to Mosley. For purposes of this Settlement Agreement, the term “Financial Event” shall be defined to include (a) the final close of the next round of fundraising, (b) at least thirty (30) days prior to the execution of final documents for the sale of all or substantially all of the assets of NYIAX, or (c) at least thirty (30) days prior to the execution of final documents affecting a change in control of NYIAX, which shall include any merger, consolidation or acquisition of NYIAX with, by or into another corporation, entity or person, or any change in the ownership of more than fifty percent (50%) of the voting stock of NYIAX in one or more related transactions. Further, it is agreed that, should Mosley advise NYIAX that Mosley wishes to transfer, release or issue a portion of the 850,000 shares to Cerasia & Del Rey-Cone LLP in furtherance of payment for services rendered by Cerasia & Del Rey-Cone LLP, NYIAX agrees that, pending receipt from Mosely and Cerasia & Del Rey-Cone LLP of all necessary documents and fees including reasonable legal fees in connection with such transfer, release or issuance, it will permit and honor such a request from Mosley. NYIAX will provide Mosley and, if applicable, Cerasia & Del Rey-Cone LLP with all communications and notices that were or will be distributed to shareholders of common stock of NYIAX from December 18, 2017 and through the time period that each remains a shareholder of NYIAX. Upon reasonable request, NYIAX also will provide Mosley and, if applicable, Cerasia & Del Rey-Cone LLP with all communications and notices that have been distributed to shareholders of common stock of NYIAX since March 1, 2017, as well as any other documents to which a shareholder may be entitled.

2.3 On or before February 16, 2018, NYIAX will pay the gross amount of five thousand eight hundred fifty dollars ($5,850) to Cerasia & Del Rey-Cone LLP as reimbursement for the fees that the firm paid to JAMS in connection with the Mediation.

2.4 In accordance with the payment schedule set forth below, NYIAX will pay the gross amount of one hundred thousand dollars ($100,000) to Mosley and/or Cerasia & Del Rey-Cone LLP as follows:

a. on or before March 1, 2018, NYIAX will pay the gross amount of twenty-five thousand dollars ($25,000) as follows: $12,500 by check made payable to Mosley and $12,500 by check made payable to Cerasia & Del Rey-Cone LLP, which checks shall be forwarded to Cerasia & Del Rey-Cone LLP; and

b. on or before June 1, 2018, NYIAX will pay the gross amount of seventy-five thousand dollars ($75,000) as follows: $37,500 made payable to Mosley and $37,500 made payable to Cerasia & Del Rey-Cone LLP, which checks shall be forwarded to Cerasia & Del Rey-Cone LLP.

2.5 Mosley continues to own an additional 45,927 of vested shares of common stock of NYIAX, and NYIAX agrees to issue him a stock certificate for those shares within ten (10) business days of the final close of PPM3 or any Financial Event.

2.6 Mosley understands and agrees that NYIAX has not provided and is not providing him with any tax or legal advice, and makes no representations regarding tax obligations or consequences, if any, relating to any consideration paid or provided by in this Settlement Agreement. Mosley acknowledges that he has had the opportunity to consult with tax advisors and/or accountants of his own choosing about the tax obligations or consequences, if any, relating to any consideration paid or provided pursuant to this Settlement Agreement. Notwithstanding the foregoing, if any claim is asserted against NYIAX by any taxing authority with respect to any consideration paid or provided pursuant to this Settlement Agreement, Mosley shall indemnify and hold NYIAX harmless from any and all cost, loss, liability, expense, fine and penalty and interest arising from such taxing authority claim.

3.	Dismissal of Arbitration with Prejudice

Upon NYIAX’s execution of this Settlement Agreement and documentary proof that NYIAX has recorded on its capital table the ownership by Mosley of the 850,000 shares as referenced in paragraph 2.2 above, Mosley agrees to have his attorneys file with the AAA the appropriate notice or form to dismiss and withdraw the Arbitration with prejudice.

4.	Non-Admission of Liability

The execution of this Settlement Agreement shall not be construed as an admission of any liability whatsoever by either Party, which liability is expressly disclaimed by each of them. Mosley and NYIAX each understand and agree that neither Party is a prevailing party by virtue of this Settlement Agreement.

5.	Confidentiality

It is the intention of the Parties, and an essential part of this Settlement Agreement, that this Settlement Agreement itself and the discussions leading up to its execution, and any of its terms and conditions, shall not be disclosed by either Party to anyone, including, but not limited to, any current or former employee of NYIAX, or in any book, diary or journal, or on any social media or other website. Except as may be required by law, neither Party shall directly or indirectly publish, disseminate, disclose, or cause or permit to be published, disseminated, or disclosed to any individual or entity any information relating to the content of this Settlement Agreement, including, without limitation, the fact or amount of the consideration or cash payments provided herein. This paragraph shall not be construed, however, to prevent either Party from disclosing information to a spouse, immediate family, any attorney, accountant, tax preparer or tax or financial advisors with whom it may consult for the purpose of obtaining professional advice or services; any governmental taxing authority; or to any court, administrative agency or officer, or judicial officer, pursuant to any valid subpoena or court or administrative order, provided, however, that prior to disclosing any such information, the Party disclosing such information shall advise any such person to whom it intends to disclose the information (other than taxing authorities) that such information is confidential and may not be disclosed by such person, except in response to a valid subpoena or judicial, agency or administrative order. It shall not be a breach of this paragraph for a Party to make the statement that “The Arbitration or matter has been resolved” or that “Mr. Mosley no longer works for NYIAX.”

6.	Request or Subpoena for this Settlement Agreement or Otherwise

If either Party receives a request for or subpoena seeking production or disclosure of the terms of this Settlement Agreement or otherwise relating to Mosley’s employment with NYIAX, the Party receiving the subpoena shall give notice to the other Party within two (2) business days and prior to making any such disclosure. Such notice must be sent by hand or overnight delivery to:

Carolina Abenante, Esq.
NYIAX, Inc.
224 5th Avenue, Suite 2669
New York, New York 10001

Graham M. Mosley
736 Broadway 10th Floor
New York, New York 10003

7.	Mutual Non-Disparagement

The Parties agree not to take, support, encourage, induce or voluntarily participate in any action or attempted action that disparages the business or operations, policies or conduct of the other. Nothing contained in this paragraph shall be interpreted to prevent the Parties from providing truthful information to, or testimony before, any judicial, governmental or self-regulatory authorities or agencies as may be required or permitted by law.

8.	Covenant Not to Sue

With respect to any matter released pursuant to paragraph 1 above, the Parties covenant and agree that they shall not at any time hereafter commence, maintain, or prosecute, and shall not in any way voluntarily assist in the instigation, commencement, maintenance, or prosecution of any lawsuit in any court against the other Party herein, which has or could have been raised in any such court proceeding as of the date on which each Party executes this Settlement Agreement, other than a lawsuit to enforce this Settlement Agreement.

9.	Acknowledgements

Each Party acknowledges that it: (a) has carefully read this Settlement Agreement in its entirety; (b) has had a reasonable time to review and consider this Settlement Agreement; (c) has been, and is hereby, advised to consult with an attorney of its own choosing in connection with this Settlement Agreement; (d) fully understands the significance of all of the terms and conditions of this Settlement Agreement and has had the opportunity to discuss them with an attorney of its own choosing; (e) has had answered to its satisfaction any questions it has asked any attorney of its own choosing with regard to the meaning and significance of any of the terms or provisions of this Settlement Agreement; and (f) has the authority to sign and is signing this Settlement Agreement voluntarily and of its own free will and agrees to all the terms and conditions contained herein.

10.	Effective Date

This Settlement Agreement shall become effective and enforceable on the day on which all Parties have executed and delivered to the other Party this Settlement Agreement. Each party will execute the Settlement Agreement without delay.

11.	General

11.1 This Settlement Agreement shall be construed as a whole in accordance with its fair meaning and in accordance with the laws of the State of New York applicable to contracts to be performed wholly within the State of New York, without regard to New York’s conflicts of law principles.

11.2 The headings used herein are for reference only and shall not affect the construction of this Settlement Agreement. If any court determines that any of the provisions of, or obligations imposed by, this Settlement Agreement are unenforceable for any reason, the Parties hereto agree that such determination shall not bar or in any way affect any party’s rights to enforce the remaining provisions of, or obligations imposed by, this Settlement Agreement.

11.3 This Settlement Agreement and the Settlement Term Sheet represent the sole and entire agreement between the Parties and supersede all prior agreements, negotiations and discussions between them with respect to the subject matters covered hereby.

11.4 Any amendment to this Settlement Agreement must be in writing signed by duly authorized representatives of the Parties hereto and stating the intent of the Parties to amend this Settlement Agreement.

11.5 This Settlement Agreement may be executed by each party in separate counterparts, each of which shall be deemed an original and the sum of which shall constitute one document, and an electronic or PDF copy with the Parties’ signatures shall constitute an original.

IN WITNESS WHEREOF, the Parties have executed this Settlement Agreement.

NYIAX, INC.

By	/s/ Carolina Abenante
Name:	Carolina Abenante
Title:	President

Execution Date:

GRAHAM M. MOSLEY

/s/ GRAHAM M. MOSLEY
Execution Date: 1/22/18

CERASIA & DEL REY-CONE LLP

Name:	Edward Cerasia II
Title:	Founding Partner
Execution Date: